EXHIBIT 4.1

DESCRIPTION OF OUR CAPITAL STOCK

The following is a description of the capital stock of Crexendo, Inc.  and certain provisions of the Company’s Articles of Incorporation (“Articles”), Bylaws, as amended (“Bylaws”), and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of the Company’s Articles and Bylaws, copies of which have been filed with the SEC and are also available upon request from the Company.

General

Under our Articles, we have authority to issue up to 55,000,000 shares, par value $0.001 per share, of which 50,000,000 shares shall be designated as Common Shares and 5,000,000 shares shall be designated as Preferred Stock. Each share of our Common Stock has the same relative rights as, and is identical in all respects to, each other share of our Common Stock.

Authority to issue shares is expressly granted to our Board (or a committee thereof designated by the Board pursuant to the Bylaws) to issue the Preferred Stock from time to time as Preferred Stock of any series and declare and pay dividends thereon in accordance with the terms thereof in connection with the creation of each such series, to fix by resolution or resolutions providing for the issuance of shares thereof, the number of such shares, the designations, powers, preferences, and rights (including voting rights) and the qualifications, limitations, and restrictions of such series, subject to the full extent and not or hereafter permitted by the laws of the state of Nevada.

As of December 31, 2023, 26,130,218 shares of our Common Stock were issued and outstanding. Our Common Stock is listed on the Nasdaq Capital Market under the symbol “CXDO”. The outstanding shares of our Common Stock are validly issued, fully paid and non-assessable.

As of December 31, 2023, no shares of our Preferred Stock were issued and outstanding. The Company has no present plans to issue any shares of its Preferred Stock.

Certain Provisions of the Articles and Bylaws

Annual Meeting. A meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting.

Notice of Meetings. Notice of the place, if any, date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and means of remote communication, if any, of every meeting of stockholders shall be given by the Company not less than ten days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Except as otherwise provided herein or permitted by applicable law, notice to stockholders shall be in writing and delivered personally or mailed to the stockholders at their address appearing on the books of the Company. Without limiting the manner by which notice otherwise may be given effectively to stockholders, notice of meetings may be given to stockholders by means of electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

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Voting; Proxies. Unless otherwise required by law or the Articles the election of directors shall be by decided by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election. Unless otherwise required by law, the Articles or these by-laws, any matter, other than the election of directors, brought before any meeting of stockholders shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Company a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Written Consent of Stockholders Without a Meeting. The Bylaws provide that any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered (by hand or by certified or registered mail, return receipt requested) to the Company by delivery to its registered office in the State of Nevada, its principal place of business or an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by the Bylaws, written consents signed by a sufficient number of holders to take action are delivered to the Company as aforesaid. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those stockholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Company.

Right of Indemnification. The Bylaws provide that each director or officer of the Company, whether or not then in office, and any person whose testator or intestate was such a director or officer, shall be indemnified by the Company for the defense of, or in connection with, any threatened, pending or completed actions or proceedings and appeals therein, whether civil, criminal, administrative or investigative, in accordance with and to the fullest extent permitted by the Business Corporation Law of the State of Nevada or other applicable law, as such law now exists or may hereafter be adopted or amended, against, without limitation, all judgments, fines, amounts paid in settlements, and all expenses, including attorneys' and other experts' fees, costs and disbursements, actually and reasonably incurred by such person as a result of such action or proceeding, or actually and reasonably incurred by such person.

Dividends. Subject to applicable law and the Articles, dividends upon the shares of capital stock of the Company may be declared by the Board of Directors at any regular or special meeting of the Board of Directors. Dividends may be paid in cash, in property or in shares of the Company’s capital stock, unless otherwise provided by applicable law or the Articles.

Transfer Agent. The transfer agent and registrar for our Common Stock is Direct Transfer, LLC, at One Glenwood Avenue, Suite 1001, Raleigh, NC 27603.

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